Exhibit 4.3

THIS DEBT SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS DEBT SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS DEBT SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH DEBT SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS DEBT SECURITY (OR ANY PREDECESSOR OF SUCH DEBT SECURITY) ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE DEBT SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER,” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES TO NON-U.S.  PERSONS IN “OFFSHORE TRANSACTIONS” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) AND (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S.  PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

No. 2005-1	$450,100,000

THE STANLEY WORKS
5.902% FIXED RATE/FLOATING RATE JUNIOR SUBORDINATED DEBT
SECURITIES DUE 2045

THE STANLEY WORKS, a Connecticut corporation(the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to HSBC BANK USA, NATIONAL ASSOCIATION, in its capacity as Property Trustee of The Stanley Works Capital Trust I, or registered assigns, the principal sum of FOUR HUNDRED FIFTY MILLION ONE HUNDRED THOUSAND Dollars ($450,100,000) on December 1, 2045 and to pay interest on said principal sum from November 22, 2005 or from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for.  Through the final day of the Fixed Rate Period (or, if earlier, until the principal thereof is paid), each Outstanding Debt Security will bear interest at the per annum rate of 5.902% payable (subject to the provisions of the Indenture relating to deferrals of such payments) semi-annually in arrears on June 1 and December 1 of each year commencing on June 1, 2006, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such Fixed Rate, compounded semi-annually.  During the Floating Rate Period, each Outstanding Debt Security will bear interest during each Quarterly Interest Accrual Period, payable (subject to the provisions of the Indenture relating to deferrals of such payments) quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing March 1, 2011 at the rate equal to the lower of (i) 1.40% plus the highest of the (x) 3-Month LIBOR Rate; (y) 10-Year Treasury CMT, and (z) 30-Year Treasury CMT, as applicable for such Quarterly Interest Accrual Period and (ii) 13.25% (such rate the “Floating Rate” with respect to such Quarterly Interest Accrual Period) until the principal thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Floating Rate prevailing from time to time, compounded quarterly at such prevailing Floating Rates.  During the Fixed Rate Period, the amount of interest payable on any Semi-Annual Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months, and the amount of interest payable for any period shorter or longer than a full semi-annual period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such 180-day semi-annual period.  During the Floating Rate Period, the amount of interest payable for any period will be computed by multiplying the annual Floating Rate in effect for the Quarterly Interest Accrual Period or portion thereof in respect of which the interest payment is made by a fraction, the numerator of which will be the actual number of days in such Quarterly Interest Accrual Period (or a portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 365, and multiplying the product obtained thereby by the principal amount hereof.  In the event that any date on which interest is payable on this Debt Security is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and, in the case of a Semi-Annual Interest Payment Date, without any interest or other payment in respect of any such delay).  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment.  In the case of a Global Security or any Debt Securities of which the Property Trustee is the holder; such regular record date which, in respect of (i) Debt Securities of which the Property Trustee is the registered holder and the Preferred Securities are in book-entry only form or (ii) a Global Security, shall be the close of business on the Business Day next preceding that Interest Payment Date.  Notwithstanding the foregoing sentence, if (i) the Debt Securities are held by the Property Trustee and the Preferred Securities are no longer in book-entry only form or (ii) the Debt Securities are not represented by a Global Security, the Company may select a regular record date at least one Business Day before an Interest Payment Date.  Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders on such regular record date, and may be paid to the Person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities not less than (10) days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.  The principal of (and premium, if any) and the interest (including Compounded Interest, Additional Interest, Registration Default Damages and Gross-Up Payments, if any) on this Debt Security shall be payable at the office or agency of the Trustee maintained for that purpose in Wilmington, Delaware, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register.  Notwithstanding the foregoing, so long as the holder of this Debt Security is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Debt Security will be made at such place and to such account as may be designated by the Property Trustee.

The indebtedness evidenced by this Debt Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Debt Security is issued subject to the provisions of the Indenture with respect thereto.  Each holder of this Debt Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.  Each holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

This Debt Security shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this debt security are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: November 22, 2005

THE STANLEY WORKS

		By:	\s\
Name: Craig A. Douglas
Title: Vice President and Treasurer

Attest:

By:	\s\
Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series of Debt Securities described in the within-mentioned Indenture.

HSBC Bank USA, National Association, Not in its individual capacity but solely as Trustee

By:	\s\
Authorized Officer

(REVERSE OF NOTE)

This Debt Security is one of a duly authorized series of Debt Securities of the Company (herein sometimes referred to as the “Debt Securities”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of November 22, 2005, duly executed and delivered between the Company and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of November 22, 2005, between the Company and the Trustee (the Indenture, as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Debt Securities.  By the terms of the Indenture, the Debt Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

Upon the occurrence and continuation of a Tax Event or an Investment Company Event, as defined below, the Company shall have the right to redeem the Debt Securities in whole, but not in part, for cash at the principal amount together with any interest accrued and unpaid thereon (the “Special Redemption Price”) within 90 days following the occurrence of such Special Event.  The Company shall have the right to redeem this Debt Security at the option of the Company, in whole, but not in part, at any time prior to December 1, 2010 at the Make Whole Redemption Price.  In addition, the Company shall have the right redeem this Debt Security at the option of the Company, without premium or penalty, in whole or in part, from time to time, on or after December 1, 2010 (an “Optional Redemption”), at a redemption price equal to 100% of the principal amount plus any accrued but unpaid interest, including Additional Interest, if any, to the date of such redemption (the “Optional Redemption Price”).  The Special Redemption Price, Make Whole Redemption Price or Optional Redemption Price, as applicable, shall be paid prior to 12:00 noon, New York time, on the date of such redemption, or at such earlier time as the Company determines.

Any redemption of the Debt Securities will be made upon not less than 30 days’ nor more that 60 days’ notice.  If the Debt Securities are only partially redeemed by the Company pursuant to an Optional Redemption, the Debt Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption, the Debt Securities are registered as a Global Security, the Depositary shall determine the principal amount of such Debt Securities beneficially held by each holder of a Debt Security to be redeemed.

In the event of redemption of this Debt Security in part only, a new Debt Security or Debt Securities of this series for the unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof.

In case an Acceleration Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debt Securities may be declared,

and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Debt Securities; provided, however, that no such supplemental indenture shall, without the consent of the holder of each Debt Security so affected, (i) extend the fixed maturity of any Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof; (ii) amend, modify or waive the Company’s covenant to use its commercially reasonable efforts to effect certain stock sales without a prior to simultaneous irrevocable elimination of the restrictions contained in the Indenture of the Company’s ability to pay deferred interest other than from the proceeds of certain stock sales; or (iii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debt Securities of such series at the time outstanding affected thereby, on behalf of all of the holders of Debt Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium; if any, or interest on any of the Debt Securities of such series.  Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debt Security at the time and place and at the rate and in the money herein prescribed.

So long as no Acceleration Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of the Debt Securities, from time to time, to elect to defer payment of interest on the Debt Securities on any Interest Payment Date, provided that (i) no such deferral may extend beyond the maturity date of, or redemption date, for the Debt Securities and (ii) no Mandatory Deferral Trigger Event with respect to such Interest Payment Date has occurred prior to the issuance of the Company’s notice of election (“Optional Deferral”).  The Company may not elect Optional Deferral for an Interest Payment Date if the Optional Deferral Period ending on such Interest Payment Date, together with all consecutive Optional Deferral Periods and Mandatory Deferral Periods, or combination thereof, preceding such elected Optional Deferral Period, with respect to which any Deferred Interest remains outstanding, would exceed ten years.

Interest on the Debt Securities will continue to accrue and compound during an Optional Deferral Period.  Upon the termination of an Optional Deferral Period and upon the payment of all Deferred Interest, Registration Default Damages, Additional Interest and Gross-Up Payments then due, the Company may select a new period of Optional Deferral, subject to the foregoing requirements.  No interest shall be due and payable during a period of Optional Deferral, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Optional Deferral Period.  In the event that the Company provides a notice of election of Optional Deferral for an Interest Payment Date prior to the Trigger Determination Date for such Interest Payment Date, the notice of election of Optional Deferral will control and the deferral of interest on such Interest Payment Date will be considered an Optional Deferral for all purposes notwithstanding the subsequent occurrence of a Mandatory Deferral Trigger Event on the Trigger Determination Date with respect to such Interest Payment Date.

Subject to the following sentence, the Company shall not pay interest on the Debt Securities on any Interest Payment Date in an amount in excess of the New Common Equity Amount if a Mandatory Deferral Trigger Event has occurred on the Trigger Determination Date with respect to such Interest Payment Date.  Notwithstanding the occurrence of a Mandatory Deferral Trigger Event, the Company shall pay all interest due and payable on the Debt Securities (i) on the maturity or earlier redemption thereof, and (ii) on the first Interest Payment Date to occur following deferral of interest on the Debt Securities due to Mandatory Deferral, Optional Deferral, or any combination thereof, that has continued without payment in full of all deferred interest for consecutive semi-annual and/or quarterly interest accrual periods aggregating to in excess of ten years.  Deferral of interest on the Debt Securities required under the terms of the Indenture is referred to as “Mandatory Deferral.”

The Company shall give notice of any election of an Optional Deferral not fewer than 15 nor more than 60 days prior to the Interest Payment Date for which interest on the Debt Securities will be deferred.  If a Mandatory Deferral Trigger Event has occurred as of any Trigger Determination Date, the Company shall give notice thereof not less than 15 days prior to the related Interest Payment Date.

The Company may not pay on any Interest Payment Date interest that has accrued during the semi-annual interest accrual period or quarterly interest accrual period, as applicable, immediately preceding such Interest Payment Date, unless the Company pays therewith all Deferred Interest at such time outstanding on the Debt Securities.  The Company may not pay Deferred Interest on any Interest Payment Date in an amount that exceeds the New Common Equity Amount for such Interest Payment Date.

Each Holder of a Debt Security, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding under any Bankruptcy Law with respect to the Company, such Holder shall not have a claim for interest deferred due to Mandatory Deferral and unpaid (and Compounded Interest, Additional Interest and Gross-Up Payments thereon), to the extent that the aggregate amount thereof (including Compounded Interest, Additional

Interest and Gross-Up Payments thereon) exceeds 25% of the original principal amount of the Debt Securities in respect of which such interest was deferred.

As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Trustee in New York, New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his attorney duly authorize in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees.  No service charge will be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Debt Security, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Debt Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities of this series are exchangeable for a like aggregate principal amount of Debt Securities of this series of a different authorize denomination, as requested by the Holder surrendering the same.

All terms used in this Debt Security which are defined in the Indenture shall have the meanings assigned to the Indenture.